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INDEPENDENT AUDITORS' REPORT ON FINANCIAL STATEMENT SCHEDULE


To the Board of Directors and Stockholders of ManTech International Corporation
  Fairfax, Virginia:


We have audited the consolidated financial statements of ManTech International Corporation and subsidiaries (the Company) as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001 and have issued our report thereon dated February 22, 2002. Our audit also included the financial statement schedule for each of the three years in the period ended December 31, 2001 listed in Item 15(a)(2) of this Form 10-K. This financial statement schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.


McLean, Virginia
February 22, 2002